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                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Res-Care, Inc.:

We consent to the use of our report dated March 6, 2002, except as to paragraph 3 of Note 4 which is as of March 22, 2002, with respect to the consolidated balance sheets of Res-Care, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Louisville, Kentucky
April 1, 2002